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                                                                  Exhibit 10.100

                 AMENDMENT TO THE ALLIED WASTE INDUSTRIES, INC.
                        RESTRICTED STOCK UNITS AGREEMENT
                         (UNDER THE AMENDED AND RESTATED
                           1991 INCENTIVE STOCK PLAN)

      THIS AMENDMENT ("Amendment") is made on December 30, 2005, by and between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Company") and the individual specified below ("Grantee").

                                R E C I T A L S:

      The Company previously granted shares of restricted stock ("PARSAP Shares") to Grantee pursuant to a Performance-Accelerated Restricted Stock Agreement. Grantee later elected to convert Grantee's PARSAP Shares into units of restricted stock, which are subject to the terms of the Restricted Stock Unit Agreement entered into by and between the Company and Grantee ("RSU Agreement").

      The Management Development/Compensation Committee of the Board of Directors ("Committee") determined that it would be in the best interests of the Company and its stockholders to amend the RSU Agreement to modify certain provisions with respect to the vesting of the Restricted Stock Units granted therein.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

      1. Section 5 of the RSU Agreement is amended in its entirety to read as follows:

            5. Effect of Termination of Employment. Except as may be otherwise specifically provided in this Agreement, if Grantee's employment with the Company is terminated for any reason, all unvested Award RSUs at the time of Grantee's termination of employment shall be forfeited upon Grantee's date of termination. If Grantee's employment with the Company is terminated as the result of his Disability or death, any unvested Award RSUs shall become fully and immediately vested and will be paid to Grantee's beneficiary.

            If Grantee's employment with the Company is terminated by Grantee for Good Reason or by the Company without Cause, then (a) if Grantee is also employed by the Company in the position of Chief Executive Officer, President, Executive Vice President or Senior Vice President as of his date of termination, Grantee shall continue to vest in his Award RSUs for a period of three (3) years following his termination of employment, as if he had remained employed by the Company during that period or (b) if Grantee is also employed by the Company in the position of Regional Vice President or Vice President as of his date of termination, Grantee shall continue to vest in his Award RSUs for a period of two (2) years following his termination of employment, as if he had remained employed by the Company during that period. "Cause" shall be as defined in the Plan. "Good Reason" shall mean a termination by Grantee due to the Company's taking any action which results in a material diminishment in Grantee's position (including status, offices, titles and reporting requirements), authority, duties or

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      responsibilities (provided, however, that a temporary diminishment, whether material or not, due to Grantee's illness or injury will not constitute grounds for a termination for Good Reason).

            If Grantee's employment with the Company is terminated as the result of his Retirement, or by the Company without Cause, at any time after December 31, 2004, any unvested Award RSUs at the time of Grantee's termination of employment (or, if applicable, at the time the post-employment vesting period ends) shall become vested on a pro rata basis, based on the number of full calendar months completed since the Date of Grant, as a fraction of the 10-year period following the Date of Grant.

            Those Award RSUs for which vesting is not accelerated pursuant to the terms of this Section 5 or of Section 13 shall be forfeited upon Grantee's date of termination (or, if applicable, at the end of the post-employment vesting period); provided, however, that the Committee, in its discretion, may decide to accelerate the vesting of any otherwise forfeitable Award RSUs.

      2. Effective January 1, 2005, Section 8 of the RSU Agreement is amended in its entirety to read as follows:

            8. Deferral of Award RSUs. Notwithstanding any contrary provisions of this Agreement, if Grantee is eligible to participate in a nonqualified deferred compensation plan ("Deferred Compensation Plan") maintained by the Company, Grantee may, in his discretion, elect to defer the Issue Date for his Award RSUs. Any such election must be made in accordance with the terms of the Deferred Compensation Plan. If Grantee makes such an election, the Award RSUs subject to that election will be transferred to the Deferred Compensation Plan as of the original Issue Date (i.e, the date shares would have been issued, but for Grantee's election to defer), and payment will then be subject to the terms of the Deferred Compensation Plan.

      3. Except as may be otherwise specified herein, the effective date of this Amendment shall be December 30, 2005.

      4. Except as specifically amended, all of the terms and conditions of the RSU Agreement shall remain in full force and effect.

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      IN WITNESS WHEREOF, the Company has, as of the date first above written, caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has hereunder set his hand as of the date first above written.

ALLIED WASTE INDUSTRIES, INC.,             GRANTEE
A DELAWARE CORPORATION

By
   ____________________________________    ___________________________________
                                           Signature

Title
   ____________________________________    ___________________________________
                                           Print Name

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